Exhibit 99.1

Contact: Jim Radosevich
 Vice President, Corporate Finance & Investor Relations
  Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Reports Second Quarter Results

Barrington, IL, July 27, 2006 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced its second quarter results.

Second Quarter Overview

•	Total revenue was $66.4 million, a 3.0% decrease from last year’s second quarter

•	First-year revenue totaled $34.7 million, down 7.7% compared to second quarter 2005

•	Operating income was $5.6 million, as compared to $7.5 million for second quarter 2005

•	Net income was $0.1 million, or $0.01 per share, as compared to $2.9 million, or $0.16 per share, for 2005’s second quarter

•	Cash earnings were $5.3 million and cash EPS totaled $0.30 (see definitions below), as compared to $8.1 million, or $0.44 per share, in second quarter 2005

•
The Company purchased a minority interest and entered into a joint venture with ValMark Securities to provide broker dealer, insurance and advisory firm services; a necessary step in the development of the Company’s Clark Benson platform

Financial Summary of Operations ($ in millions except EPS and Cash EPS)
Income Statement Highlights
	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Total revenue	$ 66.4	$ 68.4	$ 135.9	$ 135.4
Operating income	5.6	7.5	12.0	14.7
Net income *	0.1	2.9	0.8	4.0
EPS (diluted) *	$ 0.01	$ 0.16	$ 0.04	$ 0.22
Cash Earnings [1]	5.3	8.1	11.1	14.4
Cash EPS [2]	$ 0.30	$ 0.44	$ 0.62	$ 0.78
* 2005 results include $1.6 million of non-taxable life insurance proceeds See footnotes on following page Balance Sheet Highlights
		As of	6/30/06	12/31/05
Unrestricted Cash			$ 6.2	$ 5.1
Restricted Cash [3]			7.9	7.8
Trust Preferred Debt			45.0	45.0
Other Recourse Debt			6.8	5.7
Non-Recourse Debt [4]			245.8	254.6
Debt/Capitalization ratio excluding non-recourse debt			16.0%	15.8%
Total Debt/Capitalization ratio			52.3%	53.1%

1 Net Income plus depreciation, amortization, intangible asset impairment, and FAS 123R equity-based compensation expense. A full reconciliation from Net Income to Cash Earnings is provided in the attached tables.

2 Cash Earnings divided by weighted average diluted shares outstanding. Reconciliation from Earnings per Diluted Share to Cash Earnings per Diluted Share is provided in the attached tables.

3 Cash designated for the Company’s securitization payments

4 Debt incurred as a result of a securitization of specified inforce revenues, which is non-recourse to the Company’s general assets

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The Company reported second quarter 2006 revenue of $66.4 million, down 3.0% from the second quarter of 2005. First-year revenue was $34.7 million, as compared to $37.6 million in second quarter 2005. The decline in first-year revenue was attributable primarily to the softness in the Company’s insurance-based sales due to market conditions.

Renewal revenue was $31.7 million, up 2.7% as compared to the second quarter of 2005. Renewal revenue is currently expected to be approximately 4% lower in 2006 as compared to the previous year due to the scheduled reduction in commission rates on existing inforce business.

Commission expense was $14.1 million during the quarter, compared to $14.2 million for the same period in 2005. Second quarter 2006 commission expense included $600 thousand of commissions associated with the Company’s recently acquired wholesale medical stop loss insurance unit. Second quarter 2006 operating expense was $42.9 million, flat with that realized in the prior year period.

Operating income decreased 25.2% to $5.6 million, as compared to $7.5 million in the same period last year, primarily due to a decrease in first-year revenue. Net income was $0.1 million, or $0.01 per diluted share, versus net income of $2.8 million, or $0.16 per diluted share, in second quarter 2005. Net income results for the second quarter of 2005 included $1.6 million of non-taxable life insurance proceeds.

Cash earnings were $5.3 million, or $0.30 per diluted share, for the quarter as compared to $8.1 million, or $0.44 per diluted share, for second quarter 2005. Management believes cash earnings are an important component to understanding the Company’s financial performance, because of the significant discrepancy between Clark’s GAAP earnings and cash earnings relative to many companies, and because cash earnings are indicative of the Company’s ability to finance its operations and capital initiatives.

“As a result of the challenges created by a continued flat yield curve, we experienced relatively soft demand for our insurance-based products during the second quarter,” stated Tom Wamberg, Chairman and CEO of Clark Consulting. “That said, we do see positive signs that our insurance revenue may strengthen. There is growing sentiment that the Fed is reaching the end of its interest rate tightening cycle, which should help attract banks to our products. We also anticipate the “COLI Best Practices” legislation to be passed this next quarter, which we expect to benefit our industry. Additionally, our new “Alpha-BOLI” product, which is designed to be attractive in a flat yield-curve environment, is being well received in the marketplace. Finally, we have expanded our large bank market sales force to increase new business capacity. We feel our organization is well positioned to take advantage of an improving market environment, should it occur.”

A conference call discussing the Company’s second quarter 2006 results will take place this morning, July 27th, 2006 at 10:00am CDT. The call will be webcast live and can be listened to by accessing the Company’s website at www.clarkconsulting.com.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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CLARK, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	June 30,	December 31,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$6,205	$5,077
Restricted cash	7,889	7,799
Accounts and notes receivable, net	29,839	36,893
Prepaid income taxes	3,926	3,845
Other current assets	2,559	3,527
Total Current Assets	50,418	57,141

Intangible Assets, net	577,037	582,544
Equipment and Leasehold Improvements, net	11,578	12,276
Other Assets	26,476	22,552
Total Assets	$665,509	$674,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$3,667	$4,243
Accrued liabilities	35,266	40,051
Deferred revenue	4,154	2,469
Deferred tax liabilities	96	186
Recourse debt maturing within one year	5,602	3,730
Non-recourse debt maturing within one year	14,269	16,299
Total Current Liabilities	63,054	66,978

Trust Preferred Debt	45,000	45,000
Long-Term Recourse Debt	1,228	1,998
Long-Term Non-Recourse Debt	231,568	238,296
Deferred Tax Liabilities	34,047	33,022
Deferred Compensation	11,341	11,443
Other Non-Current Liabilities	7,419	7,758
Total Liabilities	393,657	404,495

Stockholders' Equity
Common stock	191	189
Paid-in capital	197,441	195,531
Retained earnings	92,785	94,103
Other comprehensive income (loss)	991	383
Deferred compensation	3,264	2,746
Treasury stock	(22,820)	(22,934)
Total Stockholders' Equity	271,852	270,018
Total Liabilities and Stockholders' Equity	$665,509	$674,513

CLARK, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)
	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Total revenue	$66,375	$68,446	$135,851	$135,394
Commissions and fees	14,105	14,240	28,626	28,042
General and administrative	42,905	42,872	87,726	84,961
Amortization	3,758	3,843	7,515	7,687
Operating Income	5,607	7,491	11,984	14,704
Interest income	140	107	299	271
Interest expense	(5,502)	(5,444)	(10,972)	(10,996)
Other income/(expense)	-	1,615	1	1,615
Pre-tax income	245	3,769	1,312	5,594
Income tax expense	100	897	534	1,620
Net Income	$145	$2,872	$778	$3,974

Basic net income per common share
Net income	$0.01	$0.16	$0.04	$0.22
Weighted average shares	17,781,328	18,357,568	17,716,442	18,336,473
Diluted net income per common share
Net income	$0.01	$0.16	$0.04	$0.22
Weighted average shares	17,903,297	18,476,680	17,821,851	18,479,750

CLARK, INC.
INCOME STATEMENT DETAIL
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Corporate Solutions (1)
First year commission revenue	$10,538	$15,052	$19,874	$25,166
Renewal commission revenue	29,204	28,106	60,905	59,739
Consulting revenue (2)	4,041	2,392	7,697	5,146
Total revenue	43,783	45,550	88,476	90,051
Commissions and fees	12,209	13,009	24,920	25,581
General and administrative	21,659	21,652	44,079	43,079
Amortization	3,342	3,394	6,682	6,788
Operating income/(loss)	$6,573	$7,495	$12,795	$14,603

Healthcare Group
First year commission revenue	$1,731	$1,291	$3,383	$2,815
Renewal commission revenue	1,882	2,216	5,257	5,976
Consulting revenue (2)	6,560	6,218	12,985	11,115
Total revenue	10,173	9,725	21,625	19,906
Commissions and fees	1,310	1,231	2,591	2,461
General and administrative	7,453	6,765	14,649	13,217
Amortization	248	313	497	626
Operating income/(loss)	$1,162	$1,416	$3,888	$3,602

Pearl Meyer & Partners
Total revenue	$7,352	$8,274	$15,374	$16,528
General and administrative	6,591	7,211	13,409	14,528
Operating income/(loss)	$761	$1,063	$1,965	$2,000

Federal Policy Group
Total revenue	$2,812	$2,932	$5,761	$5,832
General and administrative	2,305	2,181	4,598	4,704
Amortization	96	96	192	192
Operating income/(loss)	$411	$655	$971	$936

Broker Dealer
Total revenue	$944	$906	$1,946	$1,866
General and administrative	814	850	1,531	1,567
Operating income/(loss)	$130	$56	$415	$299

Corporate (3)
Total revenue	$1,311	$1,059	$2,669	$1,211
Commissions and fees	586	-	1,115	-
General and administrative	4,083	4,213	9,460	7,866
Amortization	72	40	144	81
Operating income/(loss)	$(3,430)	$(3,194)	$(8,050)	$(6,736)

(1) Includes the former Executive Benefits Practice, Banking Practice and Insurance Company Practice.
(2) Includes reimbursable expenses, and is included in first year revenue.
(3) Includes Clark Benson and Medex in 2006. FAS 123R expense is included in Corporate.

CLARK, INC.
RECONCILIATION OF NET INCOME TO CASH EARNINGS
UNAUDITED
($ in thousands except per share amounts)
	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Income	$145	$2,872	$778	$3,974
Amortization	3,758	3,843	7,515	7,687
Impairment of Intangibles	-	-	-	-
Depreciation	1,166	1,391	2,366	2,785
FAS 123R equity-based compensation expense	273	-	412	-
Cash Earnings	$5,342	$8,106	$11,071	$14,446

Net Income per diluted share	$0.01	$0.16	$0.04	$0.22
Amortization per diluted share	0.21	0.21	0.42	0.42
Impairment of Intangibles per diluted share	-	-	-	-
Depreciation per diluted share	0.07	0.08	0.13	0.15
Stock option expense per diluted share	0.02	-	0.02	-
Cash Earnings per Diluted Share	$0.30	$0.44	$0.62	$0.78

Individual per-share figures may not add to total because of rounding